Exhibit 99.1

For Immediate Release

Insys Therapeutics Reports Third Quarter 2016 Results

PHOENIX, Ariz. — November 3, 2016— Insys Therapeutics, Inc. (NASDAQ: INSY) ("Insys" or "the Company") today announced financial results for the three-month period ended September 30, 2016.

Highlights of and subsequent to the third quarter of 2016 include:

●	Total net revenue was $55.2 million, compared to $91.3 million for the third quarter of 2015;

●	Net income totaled $190,000, or $0.00 per basic and $0.00 per diluted share, compared to net income of $26.1 million, or $0.36 per basic and $0.34 per diluted share, for the third quarter of 2015;

●	Cash, cash equivalents and investments were $217.2 million as of September 30, 2016; and

●	Insys received FDA approval for the marketing of SyndrosTM (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol.

“Although Subsys volumes declined in the quarter, we are pleased to have maintained a mid-40% market share and believe the product will continue to provide a solid financial foundation for growth and to support our R&D efforts,” said Dr. John N. Kapoor, Chairman, President and Chief Executive Officer of Insys Therapeutics. “We are currently awaiting DEA scheduling of Syndros, our recently FDA approved product for cancer induced nausea and vomiting and anorexia associated with weight loss in AIDS patients. We look forward to launching Syndros, our second commercial product, which we believe has distinct advantages over the current formulation of dronabinol in soft gel capsule. We remain excited about our pipeline and believe that both our spray and cannabinoid platform products will provide opportunities for future growth,” he concluded.

Third Quarter 2016 Financial Results

Net revenue for the third quarter of 2016 was $55.2 million compared to $91.3 million for the third quarter of 2015, a decrease of 39.5%. The results reflect a decline in Subsys prescription volumes due to softness in overall demand in the TIRF category, including Subsys, and continued pressure from third-party payers.

Gross margin was 92% for the third quarter of 2016 compared with 92% for the comparable quarter of 2015.

Sales and marketing expense was $16.7 million during the third quarter of 2016, or 30% of net revenue, compared to $19.2 million, or 21% of net revenue, for the third quarter of 2015.

Research and development expense increased to $16.5 million for the third quarter of 2016, compared to $12.3 million for the third quarter of 2015, as we continue to advance the multistage products in our pipeline.

General and administrative expense increased to $17.7 million for the third quarter of 2016, up from $13.7 million for the third quarter of 2015, and included a non-cash equity compensation charge of approximately $4 million in connection with the departure of a former executive.

Net income for the third quarter of 2016 was $190,000, or $0.00 per basic and $0.00 per diluted share, compared to net income of $26.1 million, or $0.36 per basic and $0.34 per diluted share, for the third quarter of 2015. Non-GAAP adjusted net income for the third quarter of 2016 was $5.0 million, or $0.07 per diluted share, compared to non-GAAP adjusted net income of $38.0 million, or $0.50 per diluted share, in the prior-year quarter. The reconciliation of net income to non-GAAP adjusted net income is included at the end of this press release.

Liquidity

The Company had $217.2 million in cash, cash equivalents, and short-term and long-term investments, no debt, and $269 million in stockholders' equity as of September 30, 2016.

Conference Call

Insys management will host its third quarter 2016 conference call as follows:

Date: Thursday, November 3, 2016

Time: 10:00 a.m. EDT
Toll free (U.S): (844) 263-8304
International: (213) 358-0958
Live webcast: www.insysrx.com under the “Investor Relations” section

A telephone replay will be available shortly after the completion of the call for one week by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (International) and entering conference call ID number 9540411.

A live audio webcast and archive of the call will also be available at www.insysrx.com.

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys addresses the clinical shortcomings of existing commercial products. Insys currently markets one product, Subsys® (fentanyl sublingual spray) but has received approval for the marketing of SyndrosTM (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule. Insys is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol. Insys is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy, and other disease areas with high unmet need.

Subsys® and SyndrosTM are trademarks of Insys Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements including regarding our (i) belief that Subsys will continue to provide a very solid financial foundation for growth and to support our R&D efforts, (ii) belief that Syndros has distinct advantages over the current formulation of dronabinol in soft gel capsule, (iii) belief that our spray and cannabinoid platform products will provide opportunities for future growth and (iv) our belief that our non-GAAP measures can be a meaningful indicator to both our management and investors. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with accounting principles generally accepted in the United States of America(GAAP), the Company is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of comprehensive income (loss) and cash flow data prepared in accordance with GAAP. In addition, the Company's definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

●	Interest income (expense), net;

●	The recorded provision for income taxes;

●	Depreciation and amortization; and

●	Non-cash expenses, such as stock compensation expense and accrual for expected litigation judgment.

The Company believes that Adjusted EBITDA can be a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add-back of non-cash and non-recurring operating expenses that may be subject to uncontrollable factors not reflective of the Company's true operational performance.

Adjusted net income, as defined by the Company, is calculated as follows:

Net income, plus:

●	The recorded provision for income taxes;

●	Non-cash expenses, such as stock compensation expense, non-cash interest, and non-cash other expense (i.e., accrual for expected litigation judgment); and

●	Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards and windfalls from employee stock option exercises.

Adjusted net income per diluted share is equal to Adjusted net income divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income and Adjusted net income per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance.

While the Company uses Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company's compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and encourages investors to do likewise.

— Financial tables follow —

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net revenue	$55,180	$91,259	$184,263	$239,663
Cost of revenue	4,677	7,707	15,588	22,387
Gross profit	50,503	83,552	168,675	217,276

Operating expenses:
Sales and marketing	16,662	19,217	56,153	62,119
Research and development	16,516	12,322	59,940	40,720
General and administrative	17,653	13,681	46,275	42,212
Charges related to litigation award	-	(789)	-	9,515
Total operating expenses	50,831	44,431	162,368	154,566

Income (loss) from operations	(328)	39,121	6,307	62,710
Other income (expense),net	0	(37)	44	(8)
Interest income	281	128	762	360
Income (loss) before income taxes	(47)	39,212	7,113	63,062
Income tax expense (benefit)	(237)	13,084	134	21,596
Net income	$190	$26,128	$6,979	$41,466

Net income per common share:
Basic	$0.00	$0.36	$0.10	$0.58
Diluted	$0.00	$0.34	$0.09	$0.55

Shares used in computing net income per common share:
Basic	71,640,536	71,905,183	71,592,145	71,446,485
Diluted	74,328,963	75,991,330	74,545,823	75,542,173

Percentage of Net revenue:

Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	8.5%	8.4%	8.5%	9.3%
Gross profit	91.5%	91.6%	91.5%	90.7%

Operating expenses:
Sales and marketing	30.2%	21.1%	30.5%	25.9%
Research and development	29.9%	13.5%	32.5%	17.0%
General and administrative	32.0%	15.0%	25.1%	17.6%
Charges related to litigation award	0.0%	-0.9%	0.0%	4.0%
Total operating expenses	92.1%	48.7%	88.1%	64.5%

Income from operations	-0.6%	42.9%	3.4%	26.2%
Other income (expense),net	0.0%	0.0%	0.0%	0.0%
Interest income	0.5%	0.1%	0.4%	0.2%
Income before income taxes	-0.1%	43.0%	3.9%	26.3%
Income tax expense	-0.4%	14.3%	0.1%	9.0%
Net income	0.3%	28.6%	3.8%	17.3%

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30,	December 31,
	2016	2015
ASSETS:
Cash and cash equivalents	$93,529	$79,515
Short-term investments	76,122	79,576
Accounts receivable, net	33,911	48,459
Inventories	27,982	41,715
Prepaid expenses and other current assets	3,684	3,973
Long-term investments	47,524	43,219
Other non-current assets	70,381	54,739
Total assets	$353,133	$351,196

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities	$84,330	$97,494
Stockholders' equity	268,803	253,702
Total liabilities and stockholders' equity	$353,133	$351,196

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$190	$26,128	$6,979	$41,466
Adjustments to arrive at EBITDA:
Interest (income)	(281)	(128)	(762)	(360)
Income tax expense	(237)	13,084	134	21,596
Depreciation and amortization expense	1,511	1,368	4,534	3,825
EBITDA	1,184	40,452	10,884	66,527
Non-cash stock compensation expense	8,400	4,321	18,971	12,268
Charges related to litigation award	-	(789)	-	9,515
Adjusted EBITDA	$9,583	$43,984	$29,855	$88,310

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$190	$26,128	$6,979	$41,466
Income tax expense	(237)	13,084	134	21,596
Income (loss) before income taxes	(47)	39,212	7,112	63,062
Adjustments to arrive at Adjusted net income (loss):
Non-cash stock compensation expense	8,400	4,321	18,971	12,268
Charges related to litigation award	-	(789)	-	9,515
Adjusted income before income taxes	8,353	42,744	26,084	84,845
Adjusted income tax provision	3,385	4,840	3,385	7,872
Adjusted net income	$4,968	$37,904	$22,699	$76,973

Adjusted net income per diluted share	$0.07	$0.50	$0.30	$1.02

Contact:

Lisa M. Wilson

President, In-Site Communications, Inc.

212-452-2793